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                                                                   EXHIBIT 10.6





                             TAX SHARING AGREEMENT


      This TAX SHARING AGREEMENT ("Agreement"), by and between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation,
("SAIC"), and NETWORK SOLUTIONS, INC., a Delaware corporation,
("Network Solutions").

      WHEREAS, Network Solutions anticipates that it will offer to the public 2,300,000 shares of its Class A voting common stock which will represent approximately 1.8% of the vote and 15.5% of the value of the total issued and outstanding Network Solutions stock ("Stock");

      WHEREAS, after such public offering, SAIC will own all of the Class B stock which represents approximately 98.2% of the vote and 84.5% of the value of the total issued and outstanding shares of Stock and, accordingly, Network Solutions will continue as a member of an affiliated group (within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) of which SAIC is the common parent corporation (the "Group") and SAIC will continue to include Network Solutions in its consolidated federal income tax returns (in accordance with Code sections 1501 and 1502);

      WHEREAS, section 1552 of the Code provides that earnings and profits of the members of an affiliated group are to be determined by allocating the tax liability of the group for a particular taxable year among the members of the group in accordance with whichever of the several allowable methods the group shall have adopted in the group's consolidated federal income tax returns; and

      WHEREAS, the parties hereto deem it equitable that, with respect to each taxable year for which a consolidated or combined return is filed on behalf of the Group, Network Solutions shall pay SAIC an amount equal to its Separate Company Tax Liability (as hereinafter defined); and

      WHEREAS, the parties hereto wish to provide for the treatment of various other matters that may arise as a result of the filing of consolidated returns, and the parties wish to set forth in this Agreement the agreement between SAIC and Network Solutions with respect to the allocation and settlement of the federal, state and local taxes of the Group with respect to each taxable period ending on or after the date hereof during which Network Solutions is included in the affiliated group of which SAIC is the common parent (the "Affiliation Periods").

      Now, therefore, in consideration of the mutual covenants contained herein, the parties agree as follows:

      SECTION 1. FILING OF RETURNS. With respect to each Affiliation Period, SAIC shall file, and Network Solutions shall agree to join in the filing of, consolidated federal income tax returns on behalf of the Group. Network Solutions shall execute and file such consents,





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elections and other documents as SAIC reasonably requests with respect to the filing of the Group's consolidated federal income tax returns, and shall, consistent with Section 4 hereof, timely provide to SAIC such information as may be necessary for the filing of such returns or for the determination of amounts due under this Agreement. Network Solutions acknowledges and agrees that the rights conferred upon SAIC in connection with the filing of the Group's returns include, without limitation, the right to reasonably determine the allocation of income (or loss) of SAIC and any other subsidiary between the last Affiliation Period and the next taxable period. Network Solutions shall file all federal, state, local and foreign tax returns with respect to all periods for which Network Solutions does not join SAIC in filing a consolidated or combined return and Network Solutions shall be responsible for the payment of all taxes in connection therewith. Network Solutions shall file any such tax returns in a manner consistent with the manner in which SAIC filed its returns for Affiliation Periods (except as required by law or to the extent any inconsistency would not adversely affect the returns of the Group).

      SECTION 2.  TAX PAYMENTS.

      (a) Due Dates. Except as otherwise provided herein: (i) Network Solutions will pay to SAIC the amount due SAIC, as determined under Section 2(b) below, no later than the due date for the filing of any federal income tax return of the Group that includes Network Solutions; and (ii) SAIC will pay Network Solutions the amount due Network Solutions, as determined under Section 2(c) below, no later than the due date for the filing of any federal income tax return of the Group that includes Network Solutions; provided, however, that no later than each estimated federal income tax payment date of the Group for which the Group actually incurs a federal income tax liability with respect to an Affiliation Period, Network Solutions shall pay to SAIC the minimum amount required to be paid to avoid the imposition of any penalties or additions to tax under the Code, determined on the same basis as the total amount due for an Affiliation Period under Section 2(b). The amount of any overpayment or underpayment pursuant to this Section 2(a) shall be credited against, or added to, as the case may be, the amount otherwise required to be paid for the period within which the amount of such overpayment or underpayment first becomes reasonably ascertainable. The settlements may be satisfied by check, wire transfer or through intercompany accounts as the parties may mutually agree.

      (b) Amount Due to SAIC. Network Solutions shall pay SAIC in the time and manner described in Section 2(a) an amount equal to any "Separate Company Tax Liability" of Network Solutions. The "Separate Company Tax Liability" for any Affiliation Period shall be the amount, if any, of the federal income tax liability (including, without limitation, liability for any penalty, fine, additions to tax, interest, minimum tax and other items applicable to a subsidiary in connection with the determination of the subsidiary's tax liability) which Network Solutions would have incurred had it filed a separate federal income tax return for such Affiliation Period, computed in the manner prescribed in Income Tax Regulation section 1.1552-1(a)(2)(ii), except that no carryforward or carryback of losses or credits shall be allowed.





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      The Separate Company Tax Liability for Network Solutions shall be determined by SAIC (with the cooperation and assistance of Network Solutions) in a manner consistent with (i) general tax accounting principles, (ii) the Code and regulations thereunder and (iii) so long as a reasonable legal basis exists therefor, prior custom and practice. Notwithstanding anything to the contrary herein, Separate Company Tax Liability shall be construed to include Network Solutions' federal or applicable state income or franchise tax liability, including any applicable alternative minimum tax liability, but only to the extent that such alternative minimum tax liability is incurred by the consolidated (combined) filing group, as the case may be (computed without taking into account any net operating loss carryover or carryback which has been used by the Group to reduce its consolidated tax liability but including any liability attributable to any items of recapture) determined for tax reporting purposes on a quarterly basis.

      In addition, transactions or items between SAIC and Network Solutions that are deferred under the federal income tax return shall also be deferred for purposes of this Agreement until such time as they are restored or otherwise triggered into income under the Code or regulations.

      (c) Amount due to Network Solutions. In the event Network Solutions does not have Separate Company Tax Liability for an Affiliation Period, but instead either incurs net losses or credits for such period, SAIC shall pay Network Solutions in the time and manner prescribed in Section 2(a) the amount by which the Group's federal income tax liability for such period is actually reduced by reason of the actual use of such losses or credits in the Group's federal income tax return attributable to Network Solutions.

      In the event Network Solutions incurs any tax losses or tax credits that, as permitted under the Code and the regulations, are carried back or forward to one or more Affiliation Periods, SAIC shall pay Network Solutions an amount equal to the amount by which the Group's federal income tax liability is actually reduced by reason of the actual use of such carried over losses or credits in the Group's federal income tax return. Any payment from SAIC to Network Solutions required on account of such carryover shall be paid within 15 days of the date the benefit of the carryover is realized by SAIC by reason of the receipts of a refund or credit of taxes.

      Notwithstanding the foregoing, Network Solutions will relinquish the carryback of any net operating losses under section 172(b)(3) of the Code (or any successor provision) to Affiliation Periods unless SAIC expressly agrees to such carryback; further, Network Solutions will not be entitled to any payments under this Agreement or otherwise if it (or any Subsidiary, as defined in Section 5) sustains losses or credits in taxable periods that are eligible to be carried back to Affiliation Periods, unless (i) SAIC, in its sole and absolute discretion, elects to file a claim for refund with respect to such carryback items or agrees to permit Network Solutions to file such claim, (ii) SAIC actually receives a refund or credit of taxes with respect thereto (in which event, any other provision herein notwithstanding, Network Solutions shall be entitled to the amount determined in the previous paragraph including any interest actually paid by the taxing authority attributable thereto less the amount reasonably determined by SAIC to be equal to the present value (determined at the





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then applicable short-term federal rate under the Code) of any tax benefit of the Group that may be deferred or eliminated and any future increase in tax liability of the Group that may be incurred because of such carryback) and
(iii) SAIC is indemnified by Network Solutions in a form satisfactory to SAIC for its reasonable costs and expenses incurred in pursuing such refund (which costs shall be paid by Network Solutions regardless of whether any refund is obtained). Any subsequent adjustment to a loss or credit carryback shall be treated as an adjustment to tax liability in Section 3 below.

      (d) Paying Agent. SAIC agrees to make all required payments to the Internal Revenue Service ("IRS") of the consolidated federal income tax liability, if any, of the Group.

      SECTION 3.  ADJUSTMENTS TO TAX LIABILITY.

      (a) Adjustment-Related Payments. If the consolidated federal income tax liability of the Group or any of its members is adjusted for any taxable period for any reason other than a loss or credit carryback to the extent already provided for in Section 2(c), whether by means of an amended return, judicial decision, claim for refund or tax audit by the IRS, Separate Company Tax Liability or the amount of tax benefits realized by the Group by reason of the use of Network Solutions losses or credit shall be recomputed to give effect to such adjustment, and the amount of any payments due under Section 2 hereof shall be appropriately adjusted. Any additional payment between SAIC and Network Solutions required by reason of such recomputed Separate Company Tax Liability or Group tax refund or credit shall include an allocable share of any refunded interest received from the IRS, if applicable, or deficiency interest, penalties and additions to tax, if applicable (such allocable share of refunded interest or deficiency interest, penalties and additions to tax shall be paid or charged, respectively, to Network Solutions to the extent such amount relates to (i) reduced Group tax liability due to decreased Separate Company Tax Liability or increased Group tax refund or credit resulting from increased use of Network Solutions losses or credits, on the one hand, or (ii) increased Group tax liability due to increased Separate Company Tax Liability or decreased Group tax benefits arising from decreased use of Network Solutions losses or credits, on the other hand).

      (b) Timing of Payments. Any payments to be paid to or by Network Solutions under this Section 3 shall be made on or before the earliest to occur of (i) a decision by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and that has become final,
(ii) the expiration of the time for (A) filing a claim for refund or (B) instituting suit in respect to a claim for refund disallowed in whole or in part by the IRS or for which the IRS took no action, (iii) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS or its counsel of an offer in compromise under section 7122 of the Code (or any successor provisions), (iv) the expiration of 30 days after (A) IRS acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax on Overassessment on Internal Revenue Form 870 or 870-AD (or any successor or comparable form), or (B) the expiration of the ninety-day period after receipt of the statutory notice of deficiency resulting in immediate assessment, unless within such 30 days SAIC notifies Network Solutions of its intent to





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attempt recovery of any relevant amounts paid under the waiver by filing a timely claim for refund or Network Solutions has requested that SAIC attempt recovery of relevant amounts paid and complied with and subject to Section 7 hereof, (v) the expiration of the statute of limitations with respect to the relevant period or (vi) any other event the parties reasonably agree is a final determination of the tax liability at issue.

      SECTION 4. BOOKS AND RECORDS. SAIC and Network Solutions agree that the preparation of the federal income and other tax returns, amended returns, claims for refund or IRS examination or litigation relating to the foregoing may require the use of records and information that is within the exclusive possession and control of either of SAIC and Network Solutions. SAIC and Network Solutions will provide such records, information and assistance (which may include making employees of any of the foregoing entities available to provide additional information and explanation material hereunder) as are requested by SAIC or Network Solutions, as the case may be, during regular business hours, in connection with any of the developments described in the preceding sentence; provided, however, that Network Solutions shall provide SAIC with all information necessary to enable SAIC to file the Group consolidated federal income tax return for each Affiliation Period as soon as practicable (but in no event later than five months) after the last day of such Affiliation Period, and on the date the Group federal income tax returns that include Network Solutions are filed SAIC shall provide Network Solutions with those portions of such returns relating to Network Solutions. Each of the parties agrees that it shall retain, until the expiration of the applicable statute of limitations (including extensions), copies of any tax returns for any Affiliation Periods and for any other periods that might be subject to adjustment under this Agreement, and supporting work schedules and other records or information, that may be relevant to the tax returns of the parties hereto, and that it will not destroy or otherwise dispose of such records and information without providing the other party with a reasonable opportunity to review and copy such records and information.

      SECTION 5. ASSIGNMENT. This Agreement shall not be transferable or assignable by either party hereto without the prior written consent of the other party hereto. The rights and obligations hereunder of the parties shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement shall be binding upon each corporation in which Network Solutions owns, directly or indirectly, stock meeting the requirements of section 1504(a)(2) of the Code (a "Subsidiary"), whether or not Network Solutions owns stock in such corporation upon the execution of this Agreement or at any time during Affiliation Periods, and Network Solutions shall cause each such corporation as soon as practicable to assent formally to the terms hereof. Except as herein otherwise specifically provided, nothing in this Agreement shall confer any right or benefit upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

      SECTION 6. DISPUTES. Any dispute concerning the interpretation of a Section or amount of payment due under this Agreement shall be resolved by SAIC's regular outside accounting firm, whose judgment shall be conclusive and binding on the parties and who shall act in consultation with SAIC's tax counsel.





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      SECTION 7.  TAX CONTROVERSIES.  If any party receives notice of a tax examination, audit or challenge involving amounts subject to this Agreement, such party shall timely notify the other party of the information and shall provide the other party a written copy of any relevant letters, forms or schedules received from the IRS or otherwise in its possession and shall provide notice and information relating to all material proceedings in connection therewith. In any audit conference or other proceeding with the IRS or in any judicial proceedings concerning the determination of the federal income tax liabilities of the Group or any of its members, including Network Solutions, the Group and each of its members shall be represented by persons selected by SAIC. Except as otherwise expressly provided in Section 6, the settlement and terms of settlement of any issues relating to such proceeding shall be in the sole discretion of SAIC, and Network Solutions hereby appoints SAIC as its agent for the purpose of proposing and concluding any such settlement. Notwithstanding anything to the contrary in this Agreement, in no event shall SAIC be obligated to file any amended returns or claims for refund with respect to Affiliation Periods.

      SECTION 8. STATE AND LOCAL TAXES. To the extent appropriate, all provisions of this Agreement shall apply with the same force and effect to any state or local income tax liabilities that are computed on a combined, consolidated or unitary method; provided, however, that appropriate adjustments shall be made to the provisions hereof, including computation of Separate Company Tax Liability, with respect to any period within an Affiliation Period during which Network Solutions or Network Solutions items were not included on a return of SAIC or other members of the Group, or were included on a return of members of the Group other than SAIC.

      SECTION 9. APPORTIONMENT FOR TAX PURPOSES. For each taxable year of the Group, the group's consolidated federal tax liability shall be apportioned for purposes of computing earnings and profits in accordance with the method provided in section 1552(a)(2) of the Code and Income Tax Regulations section 1.1552-1(a)(2).

      SECTION 10. EXCESS LOSS ACCOUNT INCOME. If the amount of any excess loss account (as defined in Income Tax Regulations sections 1.1502-19(a) and 1.1502-32(a)(3)(ii)) in the stock of a Subsidiary is required for any reason to be included in the consolidated federal taxable income of the Group, Network Solutions or other applicable Subsidiary shall pay to SAIC the amount of any income or franchise tax liability resulting from such inclusion. Such payment shall be made within ten (10) days following the end of the taxable year in which such inclusion occurred.

      SECTION 11. ADDITIONAL GROUP MEMBERS. If at any time SAIC or Network Solutions acquires or forms one or more subsidiary corporations that are includible corporations in the Group consolidated federal income tax returns, SAIC or Network Solutions, as the case may be, shall cause such corporations to become subject to this Agreement and all references to Subsidiary or Subsidiaries herein, where appropriate, shall thereafter be interpreted to refer to Network Solutions and such Subsidiaries as a group.





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      SECTION 12.  INDEMNITY.  If any party to this Agreement other than SAIC is required to pay tax to the IRS or any state taxing authority in excess of its Separate Company Tax Liability as determined hereunder, such party shall be entitled to reimbursement of the excess liability payment from the party to whom the excess is properly allocable under this Agreement.

      SECTION 13.  MISCELLANEOUS.

      (a) Injunction. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or equity.

      (b) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

      (c) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

      (d) Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.





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      (e)  Waivers.  No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

      (f) Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

      (g) Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

      (h) Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information which (i) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (ii) was in the possession of the receiving party at the time of disclosure.

      (i) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

      (j) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

      (k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

      (l) Effect of Agreement. This Agreement shall supersede any other tax sharing arrangement or agreement in effect between the parties. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the Group with respect to the calculation of earnings and profits under section 1552 of the Code.





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      (m)  Interest.  Any payment required to be made hereunder and not made when due shall bear interest at the rate per annum determined, from time to time, by the prevailing average borrowing rate of the party required to make payment.

      (n) Term of Agreement. This Agreement shall become effective as of the date hereof and shall continue, unless earlier terminated by mutual agreement of the parties, until the expiration of the applicable statute of limitations (including extensions) for the Affiliation Period (the "Final Date"); provided that the provisions of Sections 1, 2 and 3 shall continue to apply after the Final Date only to the extent they deal with matters relevant to tax periods which end on or before such Final Date or which begin prior to and end after such Final Date.

      (o) Modifications. This Agreement may be modified or amended only pursuant to an instrument in writing executed by all the parties hereto.

      (p) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the allocation of the consolidated and combined tax liabilities of the Group between or among the parties.

      (q) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent be registered mail, postage prepaid to:

      SAIC:


      Network Solutions:


or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 13(q).





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      IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized officers on  ________, 1997.



                             SCIENCE APPLICATIONS
                               INTERNATIONAL CORPORATION



                             By
                                --------------------------------------
                                              President




                             By
                                --------------------------------------
                                               Secretary


                             NETWORK SOLUTIONS, INC.



                             By
                                --------------------------------------
                                               President



                             By
                                -------------------------------------
                                               Secretary





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